Exhibit 99.1

Press Release	Source: NanoSensors, Inc.

NanoSensors Enters Into License Agreement With Pohang University of Science and Technology
Monday September 11, 4:05 pm ET

SANTA CLARA, Calif., Sept. 11 /PRNewswire-FirstCall/ -- NanoSensors, Inc. (OTC Bulletin Board: NNSR.OB - News), a nanotechnology development company that develops instruments and sensors to detect explosives, chemical and biological agents announced today that it has entered into a technology license agreement with Pohang University of Science and Technology, located in Korea, for exclusive rights to Korean patent-pending methods to increase the sensitivity of sensor devices utilizing carbon nanotubes as well as a planned patent application for fabricating single nanowire devices.

The license agreement provides the Company with the exclusive worldwide right to use for commercial purposes the licensed patent rights and related technology for the field of use in Homeland Security and Environmental Protection Agency applications. The license agreement provides the Company with advanced methods for using carbon nanotube devices as field-effect transistors for detection. Management believes that the licensed technology can be used in sensors devices to detect a wide variety of selected agents.

"With this license, we believe that the Company has obtained the rights to be able to build a second platform to support the development of advanced sensors which we expect will offer significantly improved sensitivity for the detection of targeted agents. In addition, we believe that the design of our planned products for biosensors that are based on nanoporous silicon technology can be readily adapted to the carbon nanotube sensors," said Dr. Ted Wong, CEO of the Company.

About NanoSensors, Inc.

NanoSensors, Inc. was incorporated in December 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive (X), chemical © and biological (B) agents ("XCB"), along with the management of intellectual property derived there from that will enable NanoSensors to create nanoscale devices.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: NanoSensors, Inc.